Exhibit 23.2

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated (Company) on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756, and 333-183322) of our report dated February 25, 2014, on our audits of the financial statements of Martin Yale International GmbH as of December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013, which report is included in this Annual Report on Form 10-K.

/s/ FALK GmbH & Co KG
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft
Heidelberg/Germany,
February 25, 2014